Exhibit 99.1

Contacts:

Dov A. Goldstein, M.D. Vicuron Pharmaceuticals Inc. 610-205-2312 dgoldstein@vicuron.com	E. Blair Schoeb WeissComm Partners 212-923-6737 blair@weisscommpartners.com	Aline Schimmel Burns McClellan Inc. 212-213-0006 aschimmel@burnsmc.com

VICURON PHARMACEUTICALS PROMOTES DAVID S. KRAUSE, M.D., TO

EXECUTIVE VICE PRESIDENT AND CHIEF MEDICAL OFFICER

KING OF PRUSSIA, Penn., Jan. 24, 2005 — Vicuron Pharmaceuticals Inc. (NASDAQ and Nuovo Mercato: MICU) announced today that it has promoted David S. Krause, M.D. to the position of Executive Vice President and Chief Medical Officer. He will replace Timothy J. Henkel, M.D., Ph.D., who is leaving the company to pursue other opportunities.

“David has played a pivotal role in developing our two lead product candidates, dalbavancin and anidulafungin,” said George F. Horner, III, Vicuron’s President and Chief Executive Officer. “His leadership strength and proven track record will serve us well as we move through the final phase of clinical coordination in the regulatory process necessary to bring these two products to market.”

Since joining Vicuron in 2002, Dr. Krause has been serving as Senior Vice President of Clinical Research and Medical Affairs and, in that role, has been largely responsible for the execution of all of the company’s clinical trial programs to date. Prior to joining Vicuron, he worked for more than a decade in various clinical and medical affairs positions at GlaxoSmithKline (GSK) focused mostly on the company’s pediatric and adult vaccine programs. During his tenure, Dr. Krause played an integral role in successfully bringing a number of infectious disease products to the market, including Engerix-B®, Havrix®, Twinrix® and Infanrix®, all of which became leading products for the prevention of hepatitis B, A, and childhood pertussis.

Dr. Krause received his M.D. degree from Temple University School of Medicine and his B.A. degree from Pennsylvania State University. He completed his residency in internal medicine at Temple University Hospital in 1980, and is a Fellow of the American College of Physicians. Prior to joining industry at SmithKline Beecham in 1990, Dr. Krause practiced internal medicine for 10 years in the Philadelphia area. He also served as Adjunct Assistant Professor of Medicine at Temple University Hospital from 1990 – 2000 and Clinical Assistant Professor of Medicine at the Medical College of Pennsylvania from 1992 – 1994. His work has been published and presented in numerous infectious disease journals and at scientific conferences worldwide.

About Vicuron Pharmaceuticals

Vicuron Pharmaceuticals is a biopharmaceutical company focused on discovering, developing, manufacturing and commercializing vital medicine for seriously ill patients. The company has two New Drug Applications pending with the U.S. Food and Drug Administration for its lead products, dalbavancin, a novel intravenous antibiotic for the treatment of serious Gram-positive infections, and anidulafungin, a novel antifungal agent. Vicuron’s versatile research engine integrates industry-leading expertise in functional genomics, natural products discovery, mechanism-based drug design and combinatorial and medicinal chemistry. These approaches are yielding promising novel and next-generation compounds, many of which are in the later stages of preclinical development. In addition, the company has research and development collaborations with leading pharmaceutical companies, such as Novartis and Pfizer.

Forward-Looking Statements

This news release contains forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond Vicuron’s control. Vicuron faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including the possibilities that clinical trials and the results thereof might be delayed or unsuccessful, that the timing of the filing of any new drug application or any amendment to a new drug application might be delayed, that clinical trials might indicate that a product candidate is unsafe or ineffective, that the FDA might require additional information to be submitted and additional actions to be taken before it will make any decision, that any filed new drug application may not be approved by the FDA, that ongoing proprietary and collaborative research might not occur or yield useful results, that the pipeline may not yield a new clinical candidate or a commercial product, that a third party may not be willing to license Vicuron’s product candidates on terms acceptable to it or at all, that competitors might develop superior substitutes for Vicuron’s products or market these competitive products more effectively, that a sales force may not be developed as contemplated and that one or more of Vicuron’s product candidates may not be commercialized successfully. The reports that Vicuron files with the U.S. Securities and Exchange Commission contain a fuller description of these and many other risks to which Vicuron is subject. Because of those risks, Vicuron’s actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statement. The information set forth in this news release represents management’s current expectations and intentions. Vicuron assumes no responsibility to issue updates to the forward-looking matters discussed in this news release.

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